Exhibit 5.1

March 23, 2021

Genpact USA, Inc.

Form S-3 Registration Statement

Dear Ladies and Gentlemen:

We have acted as counsel to Genpact USA, Inc., a Delaware corporation (“Genpact USA”), and as special New York counsel to Genpact Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg (“Genpact SARL”), and Genpact Limited, an exempted company organized under the laws of Bermuda (“Genpact Limited”), in connection with the filing by Genpact USA, Genpact SARL and Genpact Limited (together, the “Obligors”) with the Securities and Exchange Commission (the “Commission”) of Amendment No. 2 to the Registration Statement on Form S-3 (Registration No. 333-230982) (as so amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act and the issuance and sale from time to time pursuant to Rule 415 under the Act of debt securities of Genpact USA and Genpact SARL (each an “Issuer,” and together, the “Issuers”) in one or more series (the “Debt Securities”) and guarantees of the Debt Securities (the “Guarantees”) by Genpact Limited and Genpact USA (each a “Guarantor,” and together, the “Guarantors”).

Unless otherwise provided in any prospectus supplement forming a part of the Registration Statement relating to a particular series of the Debt Securities, the Debt Securities will be issued pursuant to either (i) the indenture, dated as of March 27, 2017, among Genpact SARL, as issuer, the guarantors party thereto from time to time and Wells Fargo Bank National Association, as trustee (the “2017 Indenture”), or (ii) the indenture, a form of which is filed as an exhibit to Post-Effective Amendment No. 2 (the “2021 Indenture” and, together with the 2017 Indenture, the “Indentures”), to be entered into among Genpact USA and Genpact SARL, as co-issuers, Genpact Limited, as guarantor, and Wells Fargo Bank, National Association, as trustee ( in such capacity under either the 2017 Indenture or the 2021 Indenture, the “Trustee”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Indentures (including the Guarantees therein) and the form of Debt Securities included therein.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that (i) the 2017 Indenture (including the Guarantees therein) has been duly authorized, executed and delivered by Genpact SARL, Genpact Limited and the Trustee and that the form of the Debt Securities issued thereunder will conform to that included in the 2017 Indenture, (ii) prior to the issuance of any Guarantee by Genpact USA thereunder, the 2017 Indenture (including the Guarantees therein) will have been duly authorized, executed and delivered by Genpact USA and (iii) prior to the issuance of any Debt Securities thereunder, the 2021 Indenture (including the Guarantees therein) will have been duly authorized, executed and delivered by Genpact USA, Genpact SARL, Genpact Limited and the Trustee and that the form of a particular series of the Debt Securities issued thereunder will conform to that included in the 2021 Indenture.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion as follows:

1. When the Debt Securities have been duly authorized by the relevant Issuer and executed, authenticated, issued and delivered in accordance with the provisions of the relevant Indenture, including any supplemental indenture related thereto and the applicable definitive purchase, underwriting or similar agreement approved by the relevant Issuer and the Guarantors upon payment of the consideration therefor as provided for therein, such Debt Securities will be validly issued and constitute legal, valid and binding obligations of such Issuer, enforceable against such Issuer in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2. When the Guarantees have been duly authorized and issued by the relevant Guarantor and the Debt Securities underlying such Guarantees have been executed, authenticated, issued and delivered in accordance with the provisions of the relevant Indenture, including any supplemental indenture related thereto and the applicable definitive purchase, underwriting or similar agreement approved by the relevant Issuer and the Guarantors upon payment of the consideration therefor as provided for therein, each Guarantee will constitute the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of Luxembourg or Bermuda. Insofar as the opinions expressed herein relate to or depend upon matters governed by the laws of other jurisdictions as they relate to Genpact SARL or the Guarantor, we have relied upon and assumed the correctness of, without independent investigation, the opinions of Allen & Overy, société en commandite simple (inscrite au barreau de Luxembourg), Luxembourg counsel to Genpact SARL and Appleby (Bermuda) Limited, Bermuda counsel to Genpact Limited, each of which is being delivered to you and filed with the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Genpact Luxembourg S.à r.l.

12F, Rue Guillaume Kroll

L-1882 Luxembourg

Genpact USA, Inc.

1155 Avenue of the Americas, 4th Floor

New York, NY 10036

Genpact Limited

Canon’s Court

22 Victoria Street

Hamilton, HM 12, Bermuda

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